UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 29, 2006

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 694-7722

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01.	Entry into a Material Definitive Agreement.

2006 Bonus Plan and Equity Compensation of Executive Officers

In a meeting held on January 29, 2006, the Compensation Committee of the Board of Directors of Nautilus, Inc. (the “Company”) approved the Company’s 2006 Bonus Plan (the “Plan”) and equity compensation for certain of the Company’s “named executive officers,” as defined in Item 402 of Regulation S-K.

Name	Title	Stock Options (1)	Performance Units (2)	Bonus Percent (3)
Greggory Hammann	Chief Executive Officer	—	—	100%
Timothy Hawkins	Chief Customer Officer	16,000	9,000	50%
William Meadowcroft	Chief Financial Officer	15,000	4,500	50%
Juergen Eckmann	President, Apparel Division	10,500	3,600	40%
Darryl Thomas	Sr. VP, International Operations	12,000	3,000	40%

(1)	The stock options were issued pursuant to the Company’s 2005 Long Term Incentive Plan. The options vest in five equal annual installments beginning on January 29, 2007. The options expire on January 29, 2013.

(2)	The performance unit awards were issued pursuant to the Company’s 2005 Long Term Incentive Plan. The awards vest annually over three years, and entitle the executive to receive shares of the Company’s common stock if the Company achieves certain targeted annual earnings per share.

(3)	The Company’s officers are eligible to receive incentive compensation based on achievement of the Company’s earnings target and achievement of individual objectives. The Plan provides for a target bonus equal to a percentage of the officer’s annual base salary. This target bonus is dependent on achievement of the Company’s earnings target and on achievement of the individual objectives. The percentage of annual base salary that is paid as incentive compensation increases or decreases in the event the Company and officer achieve greater than, or less than, 100% of the earnings target and individual goals.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

February 2, 2006	By:	/s/ William D. Meadowcroft
(Date)		William D. Meadowcroft Chief Financial Officer, Treasurer and Secretary